Exhibit 10.7

GROUP PENSION PLAN FOR EMPLOYEES OF

ACNB BANK

PLAN HIGHLIGHTS

4-35568
(CL2009)

Plan Highlights briefly describes the plan. The rest of this booklet explains in greater detail how the plan works.

We started the plan on November 1, 1974. Farmers National Bank of Newville started a retirement plan for their employees on October 15, 1960. These two plans were merged on January 1, 2002.

The plan:

•         Gives you a dependable source of income when you retire. Knowing how much you’ll receive from the plan makes planning for your retirement easier.

•         Bases your right to your retirement benefit on your service.

•         May provide a death benefit for your spouse if you die before retirement.

•         Is funded entirely by our contributions.

•         Offers several different ways to receive your benefits. You choose the best way for you.

About This Booklet

This booklet is the summary plan description. It explains how the plan currently works, when you qualify for benefits, and other information.

The plan is much more detailed and it governs your benefits.

The term “your earned benefit” refers to the benefit earned by you under the plan. The term “your earned benefit” applies to both the vested part of your earned benefit and the part of your earned benefit that is not vested. The term “your vested benefit” refers to the vested part of the earned benefit. Part 4 of this booklet explains vesting. Use of the term “your earned benefit” does not give you any rights to the earned benefit or any assets of the plan other than those described in this booklet.

Ask the plan administrator if you have questions. Part 8 of this booklet lists the plan administrator’s name and address.

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TABLE OF CONTENTS

JOINING THE PLAN		PART 1

•	When You Join
•	Changes in Your Participation

YOUR EARNED BENEFIT		PART 2

•	Figuring Your Earned Benefit
•	Law Limits
•	Helpful Terms
•	Who Provides Your Earned Benefit

RETIREMENT BENEFITS		PART 3

•	At Normal Retirement Date
•	At Early Retirement Date
•	At Late Retirement Date
•	Required Beginning Date
•	Adjustments to Your Benefits

BENEFITS FOR INACTIVE PARTICIPANTS		PART 4

•	Your Vested Benefit
•	When Your Vested Benefit Starts
•	Before Your Vesting Percentage Is 100%

DEATH BENEFITS BEFORE RETIREMENT		PART 5

•	A Spouse’s Benefit
•	Benefits Between Normal and Late Retirement

HOW THE PLAN PAYS BENEFITS		PART 6

•	Choosing at Retirement
•	Choosing Pre-retirement Death Benefits
•	Forms to Choose
•	Tax Considerations

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IMPORTANT INFORMATION FOR YOU		PART 7

•	Your Rights
•	A Spouse’s Rights
•	Qualified Domestic Relations Order (QDRO)
•	The Plan Administrator
•	Direct Rollovers
•	Top-heavy Plans
•	Assigning Your Benefits
•	Your Social Security Benefits
•	Claiming Benefits Under the Plan
•	Changing the Plan
•	Stopping the Plan
•	Our Plan and the Pension Benefit Guaranty Corporation (PBGC)
•	Military Service

FACTS ABOUT THE PLAN		PART 8

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PART 1 JOINING THE PLAN

When You Join

You join the plan as an active participant on the January 1 or July 1 on or after you meet these requirements:

•   You are an eligible employee.

•   You have one year of entry service.

•   You are age 20 1/2 or older.

This date is your entry date.

You are an eligible employee unless you are any of the following:

•         Represented by a bargaining unit that has bargained with us in good faith on the subject of retirement benefits

•         A leased employee

If you are an acquired employee, you may be excluded from the plan for a period of time, as determined by us and in accordance with requirements of the Internal Revenue Code. You are an acquired employee if we purchased the assets of a company (or any similar transaction), and you worked for that company before the purchase and were hired by us at the time we purchased such assets. This exclusion will only apply during the transition period (the period beginning on the date of the transaction and ending on the last day of the next plan year following the date of the transaction) or an earlier date as required by law or as elected by us.

You earn a year of entry service for each service period in which you have 1,000 or more hours of service. The year of service is earned on the last day of the service period.

Service periods are one-year long. Your first one starts on the date you are hired and ends on the day before your first anniversary date. Following ones begin on January 1 and end on December 31, beginning with the January 1 following the date you are hired.

An hour of service is each hour of paid working time. In addition, it includes up to 501 hours during any one period of paid non-working time, such as paid vacation.

Break in service means a service period during which you have 500 or fewer hours of service. Federal law delays a break in service for your pregnancy, birth of your child, placement of a child with you by reason of your adoption of such child, or your caring for such child following such birth or placement.

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Changes in Your Participation

You become an inactive participant on:

•   The date you are no longer an eligible employee.

•         The end of a service period used to determine benefit service (see Part 2) in which you have 500 or fewer hours of service.

You stop being a participant on:

•   The date of your death.

•         The date you get a single sum payment in place of all other benefits if your vesting percentage is 100% (see Part 4).

If you become an inactive participant, you’ll also stop being a participant on the earliest date on which you are not entitled to a vested benefit (see Part 4).

You rejoin the plan as an active participant when you work another hour for us as an eligible employee.

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PART 2 YOUR EARNED BENEFIT

As you work for us, you earn your retirement benefit. This earned benefit grows with your service and pay.

Figuring Your Earned Benefit

This formula is used to figure your earned benefit:

(1)              Your earned benefit as of December 31, 2009

plus

(2)              .75% of your average monthly pay multiplied by your benefit service earned on and after January 1, 2010 (but not more than 25 years)

Your earned benefit will be increased should you die while on military duty and you could have returned to work for us at the end of your military service.

Law Limits

The law limits the amount of pay that may be used in any pay year to determine benefits. The limit for any pay year beginning in 2010 is $245,000. This limit is subject to change each year for cost of living changes.

The law limits the annual benefit that may be paid to you in any year to the lesser of 100% of your average annual pay for the highest three years or a dollar amount. The dollar limit, which is subject to change each year for cost of living changes, is $195,000 in 2010. The limits are adjusted if:

•   You have less than ten years of service or participation.

•   You retire before age 62 or after age 65.

•   The plan’s normal form of income provides a death benefit.

Your earned benefit may not exceed this limit. Since your earned benefit is stated as a monthly benefit, 1/12th of the applicable limit applies.

Ask the plan administrator if you want to know more about these limits.

Helpful Terms

Average monthly pay is the average of your monthly pay for the five consecutive pay years out of the ten latest pay years which give the highest average.

Pay years in which you stop working for us are excluded. Pay years in which you have not earned an hour of service are excluded.

If you were an employee of Farmers National Bank of Newville on December 31, 2001, your average monthly pay will exclude pay years before January 1, 2002.

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Benefit service means the sum of your years of service. You have one year of service for each service period in which you have 1,000 or more hours of service. You have a partial year of service in the year you start working for us or the year you stop working for us if you have fewer than 1,000 hours of service. Your partial year of service is figured by dividing your hours of service for the period (rounded to the next 100 hours) by 1,000. However, for the two-month service period ending December 31, 1995, you have .20 of a year if you have 166 or more hours of service.

Service before January 1, 2002, is not counted if you were an employee of Farmers National Bank of Newville on December 31, 2001.

Hour of service means each hour of paid working time. In addition, we will count up to 501 hours during any one period of paid non-working time, such as paid vacation.

Monthly pay for any pay year is 1/12th of your total pay for such year including your elective contributions to any of our plans.

Elective contributions are salary reduction amounts contributed by an employer at an employee’s election to a 401(k) plan, simplified employee pension plan, qualified transportation fringe benefit plan, or tax sheltered annuity. Elective contributions also include amounts deferred under a 457 plan or employee contributions “picked up” by a governmental employer and treated as employer contributions.

Pay year means a one-year period ending on December 31 (October 31 before November 1, 1995).

Service period means a one-year period ending on October 31 before November 1, 1995; a two-month period beginning on November 1, 1995 and ending December 31, 1995; and a one-year period ending on December 31, thereafter.

Who Provides Your Earned Benefit

Your earned benefit is provided entirely by our contributions to the plan. Our contributions are actuarially determined.

The contributions are invested and accumulate to provide benefits under the plan. The plan funds are for the exclusive benefit of participants and their beneficiaries.

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PART 3 RETIREMENT BENEFITS

The plan is designed to provide a retirement income for you. The amount you receive each month when you retire is based on your earned benefit.

At Normal Retirement Date

Unless you choose otherwise, your retirement benefit begins on your normal retirement date if you have an earned benefit (see Part 2) and you stop working for us. Even if you continue to work for us, you may choose to begin your retirement benefit on your normal retirement date.

Normal retirement date means the earliest first day of the month on or after the date you reach your normal retirement age.

Your normal retirement age is the earlier of:

•         The older of age 62 your age on the date you have 30 years of vesting service (see Part 4).

•         The older of age 65 or your age on the date 5 years after the January 1 on or before the date your entered the plan.

At Early Retirement Date

If you choose to retire early, your earned benefit will be less than the amount you could have earned by working until normal retirement date.

You receive a percentage of your earned benefit because payments begin at a younger age and are expected to continue longer. The percentage is based on the number of years you retire early and is shown in the following table:

Years You Retire Early	Approximate Percentage of Earned Benefit

1	93
2	86
3	80
4	73
5	66

6	63
7	60
8	56
9	53
10	50

The percentage is adjusted for parts of a year.

However, if you have 30 or more years of service, you may elect to retire at age 62 with no reduction in benefits. In addition, if you have 30 or more years of service and elect to retire before age 62, your earned benefit will be reduced based upon the years you retire early before age 62.

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Early retirement date means the first day of any month you choose that is on or after the later of the date you stop working for us or the date you reach early retirement age.

Your early retirement age is your age on the later of:

•         The date you reach age 55.

•         The date you have 15 years of vesting service (see Part 4).

At Late Retirement Date

You may choose to start benefits on your late retirement date. When you retire late, your earned benefit as of your normal retirement date is increased by a percentage because payments begin at an older age and are expected to continue for a shorter time. The percentage is based on the number of years you retire late and is shown in the following table:

Years You Retire Late	Percentage Increase to Your Earned Benefit

1	9
2	20
3	32
4	45
5	59

6	75
7	93
8	113
9	134
10	159

The percentage is adjusted for parts of a year. The plan administrator can give you the percentages for other years.

Your income won’t be less than your earned benefit as of your late retirement date.

If you retire after age 70 1/2 your benefit will be increased to take into account the period between the April 1 following the calendar year in which you reach age 70 1/2 and the date your retirement benefits begin.

Late retirement date means, if you continue working for us after your normal retirement date, the earliest first day of the month on or after the date you stop working for us.

You may choose to have your benefits start on the first day of any month after your normal retirement date and before you stop working. If you do, that date becomes your late retirement date.

It’s possible to have your benefits begin after your late retirement date. If you think you would like to delay your benefits, talk to the plan administrator before your late retirement date.

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Required Beginning Date

Under the law you must begin receiving benefits by your required beginning date. Your required beginning date is the April 1 following the later of the calendar year in which you reach age 70 1/2 or the calendar year in which you stop working for us. However, if you are a 5% owner, your benefits must begin by the April 1 following the calendar year in which you reach age 70 1/2.

Adjustments to Your Benefits

The amount you receive will be adjusted if your retirement benefit is not paid under the normal form of income.

Normal form of income means a form that pays you monthly income for life. If you die before monthly payments have been made for five years, your beneficiary gets the payments that are left.

Part 6 explains the other forms you may choose.

Ask the plan administrator if you want to know more about these adjustments.

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PART 4 BENEFITS FOR INACTIVE PARTICIPANTS

Your Vested Benefit

Each year as you work for us, you earn a right to a benefit if you stop working for us before retirement. This benefit is called your vested benefit.

Your vested benefit is equal to:

(1)               your earned benefit

multiplied by

(2)               your vesting percentage

If you become an inactive participant because you are no longer an eligible employee (see Part 1), but you are still working for us, your service after you become an inactive participant is used to figure your vesting percentage but not your earned benefit.

Your vesting percentage will be 100% if you are working for us:

•         On or after the date you reach normal retirement age (see Part 3).

•         On or after the date you reach early retirement age (see Part 3).

Before that date, the following schedule determines your vesting percentage:

Years of	Vesting
Vesting Service	Percentage

Less than 5	0
5 or more	100

Vesting service means the sum of your years of service. You have one year of service for each service period in which you have 1,000 or more hours of service.

A service period is a one-year period ending on December 31 (October 31 before November 1, 1996). An hour of service is each hour of paid working time. In addition, it includes up to 501 hours during any one period of paid non-working time, such as paid vacation.

Your vesting service before a period of breaks in service is not counted if your vesting percentage is zero and your consecutive breaks in service equal or are more than the greater of five years or your earlier vesting service.

Break in service means you have 500 or fewer hours of service in a service period.

Federal law delays a break in service for your pregnancy, birth of your child, placement of a child with you by reason of your adoption of such child, or your caring for such child following such birth or placement.

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When Your Vested Benefit Starts

If you become an inactive participant, you will start receiving your vested benefit on your retirement date. Part 3 explains when you may retire and how your vested benefit is adjusted if you retire early or late.

The amount you receive will be adjusted if your retirement benefit is not paid under the normal form of income.

Normal form of income means a form that pays you monthly income for life. If you die before monthly payments have been made for five years, your beneficiary gets the payments that are left.

Part 6 explains other forms of benefit you may choose when you retire and tax considerations. If the value of your vested benefit is $5,000 or less, such value will be paid to you in a single sum when you stop working for us. There is no choice to make. Federal law requires the plan to automatically roll the value of your vested benefit to an IRA in a direct rollover (see Part 7) if:

•         such value is more than $1,000

•         you have not reached normal retirement age (see Part 3)

•         you do not elect to have such value paid to you in a single sum or rolled to another retirement plan or an IRA of your choice in a direct rollover

For more information regarding the designated IRA for automatic rollovers see Part 8.

You need to tell us your current address when you wish payments to begin. Federal law may require you to have your spouse’s consent. See A Spouse’s Rights in Part 7.

Before Your Vesting Percentage Is 100%

You forfeit (lose the right to) your earned benefit if you stop working for us when your vesting percentage is zero. We will restore this forfeited amount if you come back to work as an eligible employee (see Part 1) before the end of the first period of five consecutive one-year breaks in service beginning after you stop working for us.

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PART 5 DEATH BENEFITS BEFORE RETIREMENT

The primary purpose of the plan is to provide income for you during your retirement years. However, if you die before you retire, a death benefit may be payable to your spouse or beneficiary.

A Spouse’s Benefit

A death benefit is paid to your spouse if these requirements are met:

•         You die before retirement benefits start and before your normal retirement date.

•         You were married for the full year before your death.

•         Your vesting percentage is greater than zero (see Part 4).

The death benefit equals the survivor’s benefit under a 100% survivor form. The benefit is payable to your spouse as of the earliest date you could have retired on or after the date of your death. This will be your normal retirement date if you would not have reached early retirement age (see Part 3) before that date. If you were still working for us on the date of your death, the earliest date you could have retired will be determined as if you had stopped working for us on the date of your death and survived to retire. This date will be the earliest first day of the month on or after the date of your death if you had reached early retirement age on the date of your death.

The amount of the benefit is based on your vested benefit when you die. If you are not working for us then, it is based on your vested benefit when you stopped working for us. If the earliest date you could have retired is before your normal retirement date, your vested benefit is adjusted for early retirement as explained in Part 3. Your vested benefit is also adjusted for the 100% survivor form. This reduced amount is payable to your spouse monthly for life. (If you’re eligible to retire and have elected a survivorship form for your spouse with a different percentage, that survivorship form will be used to determine the death benefit payable to your spouse if you die before your retirement date. Your election must be a valid election and the survivorship form you have elected must be as valuable as the survivor form that would otherwise be used and have a survivorship percentage of at least 50%.)

If the value of the spouse’s death benefit is $5,000 or less, such value will be paid to your spouse in a single sum in place of the monthly income.

Your spouse may choose to begin benefits on a later date. If your spouse chooses to begin benefits on a later date, the survivor’s benefit will be actuarially increased. Benefits must begin by the date you would have been age 70 1/2.

Benefits Between Normal and Late Retirement

If you die after your normal retirement date and before retirement benefits begin, death benefits are paid in this way:

•         If you are married for the full year before your death, death benefits are the same as if you had died before your normal retirement date.

•         If you are not married for the full year before your death, a death benefit may be payable depending on the optional form of retirement payments you chose before your death. If you chose a form with a death benefit, your beneficiary or survivor will receive that benefit as if you had retired on the date of your death.

Federal law limits how death benefits may be paid. The plan administrator can tell you what forms you may choose. You should choose before your normal retirement date to be sure of the death benefit of your choice.

PART 6 HOW THE PLAN PAYS BENEFITS

You make an important choice when you decide how to receive your retirement benefit. Things to consider include the money you will need every month, any death benefits you want to provide, and your tax situation.

If the value of your retirement benefit is more than $5,000, you may choose to have your retirement benefit paid under any of the optional forms available under the plan. The plan administrator or your tax advisor can help you make your choice.

The amount of the payments will depend on the amount of your retirement benefit, your age, and the optional form chosen. If the option provides a monthly income for the life of someone who survives you, the amount of the payments will also depend on the age of your survivor.

If the value of your retirement benefit is $5,000 or less, such value will be paid to you in a single sum. There is no choice to be made. Federal law requires the plan to automatically roll the value of your retirement benefit to an IRA in a direct rollover (see Part 7) if:

•         such value is more than $1,000

•         you have not reached normal retirement age (see Part 3)

•         you do not elect to have such value paid to you in a single sum or rolled to another retirement plan or an IRA of your choice in a direct rollover

For more information regarding the designated IRA for automatic rollovers see Part 8.

Choosing at Retirement

If the value of your retirement benefit is more than $5,000, you may choose from the forms of benefit described in Forms to Choose below. Your choice must be made within 180 days of the date benefits begin. Federal rules may limit the forms available to you. You may need your spouse’s consent to choose a form of benefit. See A Spouse’s Rights in Part 7. You may change or cancel your choice at any time before benefits start.

If you don’t choose a form or your spouse revokes consent (if consent is needed), your retirement benefits are paid as follows:

•         If you are married, retirement benefits are paid to you monthly for life. After your death, your monthly income is paid to your spouse for as long as your spouse lives.

•         If you are single, retirement benefits are paid to you monthly for life. If you die before monthly payments have been made for five years, your beneficiary gets the payments that are left.

Choosing Pre-retirement Death Benefits

Your spouse may choose to have the spouse’s benefit described in Part 5 paid in another form. If the value of the spouse’s benefit is $5,000 or less, such value will be paid to your spouse in a single sum. There is no choice to be made.

The optional forms of death benefit are any of the annuity options that are available to you at retirement other than a monthly income that continues for the life of a survivor upon death. Because of Federal rules regarding when death benefits must begin and how death benefits can be paid, your spouse should contact the plan administrator to determine what options are available and when elections must be made.

Any choice of the form of payment by your spouse must be made before benefits begin.

Forms to Choose

Certain forms may not be available to you if the plan’s funding percentage is below a certain amount. The plan administrator will let you know if any certain forms are not available when it’s time to choose your retirement benefits.

The plan offers the following optional forms of benefit:

Annuity Options

•         A monthly income to you for life. No benefits are payable after your death.

•         A monthly income to you for life. If you die before the end of a certain number of years (you may choose 5, 10, or 15 years), payments continue to your beneficiary until that period ends.

•         A monthly income to you for life. You choose a percentage (50%, 66 2/3%, 75%, or 100%) of your monthly income to continue for the lifetime of a survivor you name.

Tax Considerations

Benefits you receive are normally subject to income taxes. You may be able to postpone or reduce the taxes that would otherwise be due. In addition, benefits you receive before age 59 1/2 may be subject to a 10% penalty tax.

Each person’s tax situation differs. Your tax advisor can help you decide the best way for you to receive benefits.

PART 7 IMPORTANT INFORMATION FOR YOU

Your Rights

As a participant in the Group Pension Plan for Employees of ACNB Bank you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants will be entitled to:

•         Receive Information About The Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and, if applicable, collective bargaining agreements that include provisions to establish, operate, or govern the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of all documents governing the plan, including insurance contracts and, if applicable, collective bargaining agreements that include provisions to establish, operate, or govern the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Obtain a statement telling you whether you have a right to receive a pension at normal retirement age (see Part 3) and if so, what your benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. If you have a right to a pension, this statement will be provided to you at least once every three years or you can request it in writing once every twelve months. The plan must provide the statement free of charge.

•         Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union (if applicable), or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

•         Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

•         Assistance With Your Questions

If you have any questions about the plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

A Spouse’s Rights

Other parts of this booklet refer to a spouse’s rights. Federal law gives these rights to a spouse for his or her protection.

You must have your spouse’s consent to start benefits before the date you reach normal retirement age (see Part 3). No consent is needed if your benefits are to be paid to you monthly for life with 100% of your monthly income paid to your spouse after your death.

Your spouse must consent to any form of benefit that does not pay a monthly income to you for life with 100% of your monthly income paid to your spouse after your death. Your spouse has the right to limit consent to a specific optional form of benefit or to limit consent to a specific beneficiary for any form that pays a death benefit. Your spouse can waive one or both of these rights.

Your spouse may revoke consent at any time before benefits begin. A spouse’s consent is not valid for a former or future spouse of yours.

Qualified Domestic Relations Order (QDRO)

A domestic relations order is a judgment, decree, or order that provides child support, alimony payments, or marital property rights. A domestic relations order may give all or part of your plan benefits to an alternate payee if it is determined to be a qualified domestic relations order (QDRO). An alternate payee is your spouse, former spouse, child or dependent. In order to be a QDRO, the domestic relations order must include certain information and meet certain other requirements.

The plan administrator is required to set up detailed procedures for determining if a domestic relations order is a QDRO. You and the alternate payee may get a copy of these procedures, without charge, from the plan administrator.

The Plan Administrator

The plan administrator has the full power to decide what the plan provisions mean; to answer all questions about the plan, including those about eligibility and benefits; and to supervise the administration of the plan. The plan administrator’s decisions are final.

Direct Rollovers

Certain benefits that are payable to you may be paid directly to another retirement plan or IRA. The plan administrator will give you more specific information about this option when it applies.

Top-heavy Plans

We test our plan once a year to see if it is top-heavy. It would be top-heavy if the present values of the earned benefits for key employees exceed 60% of the present values of the earned benefits for all employees.

In general, a key employee is an officer or owner. Not all officers or owners are key employees. Factors taken into account are the number of officers or owners and their amount of pay or percentage of ownership.

For any year in which a plan is top-heavy, there are minimum requirements for benefits and vesting.

The plan administrator can tell you if the plan is top-heavy and if the minimums apply.

Assigning Your Benefits

Benefits under the plan cannot be assigned, transferred, or pledged to someone else. The plan does make the following exceptions:

•         Qualified domestic relations orders such as alimony payments or marital property rights to a spouse or former spouse.

•         Any offset to your benefit per a judgment, order, decree, or settlement agreement because of a conviction of a crime against the plan or a violation of ERISA.

The plan administrator will tell you if either of these exceptions applies to you.

Your Social Security Benefits

Your benefits from this plan are in addition to your benefits from Social Security. You should make your application for Social Security (and Medicare) benefits three months before you wish Social Security payments to begin.

Claiming Benefits Under the Plan

Apply for benefits to the plan administrator. You’ll need to complete all necessary forms and supply needed information, such as the address where you will get your checks.

Your claim will be reviewed and a decision made within 90 days. In some cases the decision may be delayed for an additional 90 days. If so, you will be notified in writing before the end of the initial 90-day period. The notice will include the reason for the delay and the date when the decision is expected to be made.

If you make a claim and all or part of it is refused, you’ll be notified in writing. You’ll be told:

•         the specific reason or reasons why your claim was refused,

•         references to specific provisions of the plan governing the decision,

•         what additional information is needed, if any, and why it is needed, and

•         what steps you should take to have your claim reviewed, including time limits on requesting a review, and that you have a right to sue if upon review your claim is refused.

You have 60 days after you receive written notice your claim is refused to make a written appeal to the plan administrator. If you appeal, you may also submit written comments, documents, records, and other information relating to the claim. You may request free of charge, access to, and copies of, all documents, records, and other information on which the determination was based. The plan administrator will review the claim taking into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision will be made on your appeal within 60 days. In some cases the decision may be delayed for an additional 60 days. If so, you will be notified in writing before the end of the initial 60-day period. The notice will include the reason for the delay and the date when the decision will be made.

If you make an appeal and all or part of your claim is refused, you’ll be notified in writing. You’ll be told:

•         the specific reason or reasons why your claim was refused,

•         references to specific provisions of the plan governing the decision,

•         you may request and receive free copies of all documents, records, and other information on which the determination was based, and

•         you have a right to sue.

You may authorize a representative to act on your behalf with respect to a benefit claim or an appeal. You will have to complete the necessary forms to designate an authorized representative to act on your behalf. In that case, all information and notices will be given to the representative unless you direct otherwise.

The plan administrator will perform periodic examinations, reviews, or audits of benefit claims to determine whether determinations have been made in accordance with plan documents and plan provisions have been consistently applied.

Changing the Plan

The plan can be changed at any time. We will notify you of any changes that affect your benefits.

Benefits you have earned as of the date the plan is changed may not be reduced except as required by law. If the plan is changed, the plan administrator can tell you which benefits and forms of payment are preserved for you.

An earlier version of the plan may continue to apply in certain situations. For example, participants who stop working for us have their eligibility for benefits determined under the version in effect when they stopped working.

Stopping the Plan

We hope to continue the plan, but the plan can be terminated (stopped). If the plan is terminated, the plan assets will be used up on a priority basis to provide retirement income for plan participants.

Determining which benefits fall into which priority is very complex, but in general, it works like this. Benefits for plan participants who retire three years or more before termination will be given first priority. Then those who were eligible to retire at least three years before termination will receive benefits. Next those benefits of all other participants that were vested before termination of the plan and finally, those nonvested benefits that became vested on termination of the plan.

Where a benefit falls in the priorities also depends on:

•         plan provisions in effect five years prior to the termination date,

•         a percentage of any increase in benefits due to changes in the plan during the last five years,

•         amounts guaranteed by the Pension Benefit Guaranty Corporation,

•         limitations for plan participants who are classified as substantial owners, and

•         dollar maximums on pensions, all as regulated by the Pension Benefit Guaranty Corporation.

Our Plan and the Pension Benefit Guaranty Corporation (PBGC)

Your pension benefits under this plan are insured by the Pension Benefit Guaranty Corporation (PBGC), a federal insurance agency. If the plan terminates (ends) without enough money to pay all benefits, the PBGC will step in to pay pension benefits. Most people receive all of the pension benefits they would have received under their plan, but some people may lose certain benefits.

The PBGC guarantee generally covers: (1) normal and early retirement benefits; (2) disability benefits if you become disabled before the plan terminates; and (3) certain benefits for your survivors.

The PBGC guarantee generally does not cover: (1) benefits greater than the maximum guaranteed amount set by the law for the year in which the plan terminates; (2) some or all of benefit increases and new benefits based on plan provisions that have been in place for fewer than five years at the time the plan terminates; (3) benefits that are not vested because you have not worked long enough for the company; (4) benefits for which you have not met all of the requirements at the time the plan terminates; (5) certain early retirement payments (such as supplemental benefits that stop when you become eligible for Social Security) that result in an early retirement monthly benefit greater than your monthly benefit at the plan’s normal retirement age; and (6) non-pension benefits, such as health insurance, life insurance, certain death benefits, vacation pay, and severance pay.

Even if certain of your benefits are not guaranteed, you still may receive some of those benefits from the PBGC depending on how much money the plan has and on how much the PBGC collects from employers.

For more information about the PBGC and the benefits it guarantees, ask the plan administrator or you may contact the PBGC’s Technical Assistance Division, 1200 K Street NW, Suite 930, Washington DC 20005-4026 or call 202-326-4000 (not a toll-free number). TTY/TDD users may call the federal relay service toll-free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s website on the Internet at http://www.pbgc.gov.

Military Service

You may be entitled to certain benefits under the Uniformed Services Employment and Reemployment Rights Act of 1994. The benefits you are entitled to will be determined at the time you return to work for us based on your period of military service and whether or not you returned to work during the period of time in which you have reemployment rights.

You may be entitled to additional benefits or vesting service under the Heroes Earnings Assistance and Relief Tax Act of 2008 if you die during a period of qualified military service. Your survivor may also be entitled to certain benefits if you die during your period of military service and you could have returned to work for us during the period of time in which you had reemployment rights.

PART 8 FACTS ABOUT THE PLAN

Plan Sponsor and Identification Number

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

EIN: 23-0581360

Plan Name and Plan Number

Group Pension Plan for Employees of ACNB Bank

PN: 001

Type of Plan

Defined Benefit

Plan Administrator

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Telephone: (888) 334-2262

Type of Administration

Employer

Plan Year

January 1 through December 31

Designated IRA for Automatic Rollovers

The IRA designated for automatic rollovers is an interest-bearing savings account. Fees and expenses will be paid by you. For more information about the designated IRA and related fees, contact:

Sandra A. Deaner, SPHR

Senior Vice President & Human Resource Manager

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Telephone: (717) 339-5081

Funding Medium(s)

A group annuity contract with:

Principal Life Insurance Company

711 High Street

Des Moines, IA 50392-0001

Trustee(s) of the Plan

Thomas A. Ritter

President & Chief Executive Officer

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Lynda L. Glass

Executive Vice President & Chief Operating Officer

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Sandra A. Deaner, SPHR

Senior Vice President & Human Resource Manager

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Agent for Legal Process of the Plan

President

ACNB Bank

P.O. Box 3129

Gettysburg, PA 17325-0129

Service of legal process may also be made on the plan administrator or a plan trustee.

Additional Information

The following is a member company of the Principal Financial Group:

•         Principal Life Insurance Company

SUMMARY OF MATERIAL MODIFICATIONS
(SMM #001 - 03/2012)

PLAN SPONSOR: ACNB Bank

EIN: 23-0581360

PN: 001

EFFECTIVE DATE: 04/01/2012

GA 4-35568

This summary tells you about changes made to GROUP PENSION PLAN FOR EMPLOYEES OF ACNB BANK. The change(s) may affect your benefits. This Summary of Material Modifications (SMM) is a supplement to your employee booklet.

Please read the summary to see how it affects you. Keep it with your employee booklet. If you have any questions, please contact the Plan Administrator named in your booklet.

PART 1 JOINING THE PLAN

When You Join

No employee hired after March 31, 2012, may join or rejoin the plan as an active participant. If you were an active participant on the day before that date, you’ll remain an active participant until you become an inactive participant. You must continue to be an eligible employee to remain an active participant.